EXHIBIT 99.1

JoS. A. Bank Clothiers Reports Second Quarter of Fiscal Year 2013 Results

Sales Down but Gross Margin Rate Up; Looking Forward to Better Results

Q2 EPS Within Range Previously Announced by Company

August Sales Have Increased

HAMPSTEAD, Md., Sept. 5, 2013 (GLOBE NEWSWIRE) -- JoS. A. Bank Clothiers, Inc.(Nasdaq:JOSB) announces that net income for the second quarter of fiscal year 2013 was $14.2 million as compared with net income of $23.2 million for the second quarter of fiscal year 2012. Diluted earnings for the second quarter of fiscal year 2013 were $0.51 per share as compared with diluted earnings of $0.83 per share for the second quarter of fiscal year 2012, which is within the expected EPS range of $0.49 to $0.53 per diluted share previously announced by the Company.

Commenting on the earnings for the second quarter, R. Neal Black, President and CEO of JoS. A. Bank Clothiers, Inc. stated: "While our total Sales declined in the second quarter of fiscal 2013, we achieved stability in our gross profit margin rate. Specifically, our gross profit margin rate increased in both the fiscal months of June and July and the overall rate for the second quarter increased approximately 40 basis points from last year. Customers did not respond as well to some of our highly promotional marketing campaigns as they did in the prior year, causing the disappointing sales decline in the quarter. At the same time, day to day sales on the non-promotional portion of our business in stores increased during the quarter and have the potential to represent a larger portion of our business going forward. As we implemented new marketing strategies, we were conservative with our marketing expenditures which enabled us to continue to improve our marketing efficiency during the quarter."

"For the start of the third quarter, our total sales, comparable store sales and Direct sales have all increased during the fiscal month of August 2013 as compared to the same period of 2012, so the third quarter is off to a good start, but it is still early in the quarter. The August 2013 sales increase comes on top of a double-digit sales increase in August 2012. With the gross margin trend turning up in the second quarter and the sales trend turning up in August, our declines may have bottomed out. We are highly focused on improving our sales trend, and further improving both our gross profit margin rate and our marketing efficiency over the remainder of fiscal year 2013, with the overall goal of returning to previous years' levels. We will continue to modify and implement new marketing events and the related media placement to maintain efficiency and to drive sales. We will begin to annualize our declining sales and gross margin trends during the third quarter and for all of the fourth quarter, which means our opportunity for improvement is significant during those periods," continued Mr. Black.

Total sales for the second quarter of fiscal year 2013 decreased 10.7% to $232.5 million from $260.3 million in the second quarter of fiscal year 2012. Comparable store sales decreased 15.9% and Direct Marketing sales decreased 1.9% in the second quarter of 2013 as compared with the second quarter of 2012. Combined comparable store and Internet sales for the second quarter of fiscal year 2013 decreased 15.5% when compared to the second quarter of fiscal year 2012.

Comparing the first six months of fiscal year 2013 with the first six months of fiscal year 2012, net income was $22.3 million as compared with $38.0 million and diluted earnings per share was $0.80 per share as compared to $1.36 per share. Total sales for the first six months of fiscal year 2013 decreased 7.2% to $428.6 million from $461.7 million for the first six months of fiscal year 2012, while comparable store sales decreased 12.7% and direct marketing sales increased 3.9%. Combined comparable store and Internet sales for the first six months of fiscal year 2013 decreased 11.9% when compared to the first six months of fiscal year 2012.

The second quarter of fiscal year 2013 ended August 3, 2013; the second quarter of fiscal year 2012 ended July 28, 2012.

A conference call to discuss the second quarter of fiscal year 2013 earnings will be held Thursday, September 5, 2013 at 11:00 a.m. Eastern Time (ET). It will include a live question-and-answer session. To join in the call please dial (USA) 800-230-1059 or (International) 612-234-9959 at least five minutes before 11:00 a.m. ET. A replay of the conference call will be available after 1:00 p.m. ET on September 5, 2013 until September 12, 2013 at 11:59 p.m. ET by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 297855. In addition, a webcast replay of the conference call will be posted on the investor relations section of our website: www.josbank.com.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 617 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity, and financial condition. Such factors include risks associated with the economy, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including, but not limited to, those described under "Risk Factors" in our Annual Report on Form 10-K for the year ended February 2, 2013 and our Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. Interim period sales are not necessarily indicative of sales expected for the full quarter. Furthermore, sales are just one component of earnings and no projection of earnings should be inferred from any discussion of interim period sales or other information in this release. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	July 28, 2012	August 3, 2013	July 28, 2012	August 3, 2013
	(In thousands, except per share information)		(In thousands, except per share information)
Net sales	$ 260,343	$ 232,529	$ 461,697	$ 428,584
Cost of goods sold	107,457	95,165	181,050	172,034
Gross profit	152,886	137,364	280,647	256,550
Operating expenses:
Sales and marketing, including occupancy costs	96,190	96,625	181,952	185,326
General and administrative	19,580	17,611	37,171	35,143
Total operating expenses	115,770	114,236	219,123	220,469
Operating income	37,116	23,128	61,524	36,081
Other income (expense):
Interest income	101	95	169	266
Interest expense	(5)	(4)	(17)	(9)
Total other income (expense)	96	91	152	257
Income before provision for income taxes	37,212	23,219	61,676	36,338
Provision for income taxes	14,054	8,970	23,686	14,001
Net income	$ 23,158	$ 14,249	$ 37,990	$ 22,337
Per share information:
Earnings per share:
Basic	$ 0.83	$ 0.51	$ 1.36	$ 0.80
Diluted	$ 0.83	$ 0.51	$ 1.36	$ 0.80
Weighted average shares outstanding:
Basic	27,885	27,981	27,858	27,973
Diluted	28,004	28,050	28,000	28,049

Note: The foregoing unaudited Consolidated Statements of Income are excerpts from our unaudited Consolidated Financial Statements for the three and six months ended July 28, 2012 and August 3, 2013 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 3, 2013, which was filed with the Securities and Exchange Commission on September 5, 2013.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	February 2, 2013	August 3, 2013
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 71,288	$ 43,305
Short-term investments	305,833	289,873
Accounts receivable, net	10,644	18,031
Inventories:
Finished goods	317,635	350,266
Raw materials	12,867	14,326
Total inventories	330,502	364,592
Prepaid expenses and other current assets	23,922	22,038
Total current assets	742,189	737,839
NONCURRENT ASSETS:
Property, plant and equipment, net	152,360	155,780
Other noncurrent assets	298	295
Total assets	$ 894,847	$ 893,914
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 53,782	$ 40,434
Accrued expenses	104,639	97,795
Deferred tax liability — current	11,928	11,920
Total current liabilities	170,349	150,149
NONCURRENT LIABILITIES:
Deferred rent	45,531	43,026
Deferred tax liability — noncurrent	9,791	8,747
Other noncurrent liabilities	1,613	1,696
Total liabilities	227,284	203,618
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred Stock	—	—
Common stock	279	279
Additional paid-in capital	94,757	95,153
Retained earnings	572,718	595,055
Accumulated other comprehensive income (loss)	(191)	(191)
Total stockholders' equity	667,563	690,296
Total liabilities and stockholders' equity	$ 894,847	$ 893,914

Note: The foregoing unaudited Consolidated Balance Sheets are excerpts from our Consolidated Financial Statements (as of February 2, 2013 and as of August 3, 2013) and do not include the Notes, which are an integral part thereof. The foregoing financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 3, 2013 and the Annual Report on Form 10-K for the fiscal year ended February 2, 2013, which were filed with the Securities and Exchange Commission on September 5, 2013 and April 3, 2013, respectively.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 28, 2012	August 3, 2013
	(In thousands)
Cash flows from operating activities:
Net income	$ 37,990	$ 22,337
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	13,746	14,666
Loss on disposals of property, plant and equipment	119	155
Non-cash equity compensation	1,434	927
Increase (decrease) in deferred taxes	(783)	(1,052)
Net (increase) in operating working capital and other components	(75,802)	(68,414)
Net cash (used in) operating activities	(23,296)	(31,381)
Cash flows from investing activities:
Capital expenditures	(11,830)	(12,031)
Proceeds from maturities of short-term investments	246,580	305,833
Payments to acquire short-term investments	(239,837)	(289,873)
Net cash provided by investing activities	(5,087)	3,929
Cash flows from financing activities:
Income tax benefit from equity compensation plans	6	(40)
Net proceeds from issuance of common stock	479	—
Tax payments related to equity compensation plans	(634)	(491)
Net cash (used in) financing activities	(149)	(531)
Net (decrease) in cash and cash equivalents	(28,532)	(27,983)
Cash and cash equivalents — beginning of period	87,230	71,288
Cash and cash equivalents — end of period	$ 58,698	$ 43,305

Note: The foregoing unaudited Consolidated Statements of Cash Flows are excerpts from our unaudited Consolidated Financial Statements for the six months ended July 28, 2012 and August 3, 2013 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 3, 2013, which was filed with the Securities and Exchange Commission on September 5, 2013.
CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, Md.
         David E. Ullman
         EVP/CFO
         410-239-5715

         or Investor Relations Information Request Website
         (http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-inforeq), or Investor Relations Voicemail, 410-239-5900

         E-commerce Address for JoS. A. Bank Clothiers, Inc.:
         www.josbank.com